BIGLARI HOLDINGS INC.
NEWS RELEASE
San Antonio, TX, February 28, 2026 – Biglari Holdings Inc.’s 2025 Annual Report to the shareholders has been posted on the Internet, where it can be accessed at www.biglariholdings.com. The report includes Sardar Biglari’s annual letter to shareholders.
Biglari Holdings Inc.’s earnings for the fourth quarter and full year of 2025 and 2024 are summarized below. To become fully apprised of our results, shareholders should carefully study our 10-K, which has been posted at www.biglariholdings.com.

(dollars in thousands)
	Fourth Quarter		Year Ended December 31,
	2025	2024	2025	2024

Pre-tax operating earnings	$(1,739)	$3,896	$18,782	$32,569
Investment gains (losses)	(62,319)	(21,856)	(66,473)	(40,723)
Income taxes and income attributable to noncontrolling interest	14,205	7,687	10,203	4,395
Net earnings (loss) attributable to Biglari Holdings shareholders	$(49,853)	$(10,273)	$(37,488)	$(3,759)

Analysis of Results:
Investments affect our reported quarterly earnings based on their carrying value. We do not regard the quarterly or annual fluctuations in our investments to be meaningful. Therefore, our operating businesses are best analyzed before the impact of investment gains. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains.

At December 31, 2025, our book value per Class A Equivalent share was $2,059.32. (Class B shares have 1/5th the economic rights of Class A shares.)
About Biglari Holdings Inc.
Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including property and casualty insurance and reinsurance, licensing and media, restaurants, and oil and gas.
Comment on Regulation G
This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company.
Risks Associated with Forward-Looking Statements
This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the Company’s filings with the SEC.
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